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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' and to the use of our reports dated February 20, 1998 with respect to the consolidated financial statements and schedules of Front Royal, Inc. and Subsidiaries, and dated September 3, 1997 with respect to the consolidated statements of operations and cash flows of Rockwood Casualty Insurance Company and subsidiaries for the year ended December 31, 1996, in the Registration Statement on Form S-1 dated June 18, 1998 and related Prospectus of Front Royal, Inc. for the registration of shares of its common stock.


                                          /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP

Richmond, Virginia
June 15, 1998